Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces fourth Quarter and 2009 Earnings
Pennington, New Jersey, February 25, 2010 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its operating results today for the year and quarter ended December 31, 2009.
4th Quarter highlights:
•	Net income of $0.57 per diluted share versus $0.10 per diluted share in the prior year’s quarter,
•	Operating income of $0.54 per diluted share, which was the same as the prior year’s quarter,
•	A GAAP combined ratio of 96.5% versus 98.4% in the prior year’s quarter,
•	Book value per diluted share of $25.63 at December 31, 2009, as compared to $22.21 for the previous year.
Andrew R. Speaker, President and CEO, noted “We are pleased that our disciplined underwriting and aggressive expense management resulted in earnings for 2009 being among our strongest ever, despite the difficulty of a recessionary economy. We thank our employees and agents, our partners in the business, for helping us achieve these results and a 2009 combined ratio of 97.6%.”
Speaker commented further “Our investment portfolio performed well in 2009, with a significant recovery of value, which attests to the overall quality of the portfolio. In addition, we were able in 2009 to trim the portfolio of some assets that we thought may encounter difficulty, such as commercial mortgage backed securities. Our financial position is strong, with shareholders equity growing by 17% in 2009, and an ending book value of $25.63 per share.”
“The new products and technological advances we have introduced are gaining traction, and helping to reduce the impact of the difficult economy on our book as insureds’ exposures are reduced in the continuing weak business environment. The combination of all these items has positioned us well to compete in an environment we expect will continue to be challenging.”

Financial Summary (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2009	2008	2009	2008
Total revenue	$39,315	$37,088	$157,312	$161,462
Net premiums written	32,293	31,488	137,830	147,352
Net premiums earned	35,198	36,987	140,413	152,577
Net investment income	3,365	3,763	14,198	13,936
Net realized gains (losses) on investments	228	(4,128)	621	(7,072)
Net income	3,626	629	13,821	8,234

Earnings per share — Basic	$0.58	$0.10	$2.23	$1.32
Earnings per share — Diluted	$0.57	$0.10	$2.18	$1.30

Combined ratio	96.5	98.4%	97.6	98.1%
Book value per share			$25.63	$22.21

Reconciliation of non-GAAP financial measures:

Net income	$3,626	$629	$13,821	$8,234
Net realized gains (losses) on investments, net of tax	150	(2,724)	410	(4,667)
Net operating income	3,476	3,353	13,411	12,901

Operating earnings per share — Basic	$0.56	$0.54	$2.16	$2.08
Operating earnings per share — Diluted	$0.54	$0.54	$2.11	$2.03
For the quarter ended December 31, 2009, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $3.6 million, or $0.57 per diluted share. This compares to net income of $629,000, or $0.10 per diluted share, for the same quarter in the previous year. Operating income of $3.48 million represented an increase of 4% over the operating income of $3.35 million reported in the prior year’s quarter.
For the year ended December 31, 2009, the Company reported GAAP net income of $13.8 million, or $2.18 per diluted share. This compares to net income of $8.2 million, or $1.30 per diluted share, for the same period in the previous year. Operating income increased 4% to $13.4 million from $12.9 million in the prior year.
The Company’s Board of Directors has approved a dividend of $0.075 per share, to be paid on March 29, 2010 to shareholders of record on March 12, 2010.

Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of the Company’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on the Company. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by the Company depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the Company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	December 31,
	2009	2008
	(unaudited)	(unaudited)

Net premiums earned	$35,198	$36,987
Investment income, net of investment expenses	3,365	3,763
Realized investment gains (losses)	228	(4,128)
Other revenue	524	466
Total revenue	39,315	37,088

Losses and loss adjustment expenses	21,499	23,655
Amortization of deferred policy acquisition costs	9,803	10,521
Other expenses	2,652	2,233
Interest expense	356	357
Total expenses	34,310	36,766

Income before income taxes	5,005	322
Income taxes	1,379	(307)

Net income	$3,626	$629

Net income per common share:
Basic	$0.58	$0.10
Diluted	$0.57	$0.10

Weighted average number of shares outstanding:
Basic	6,243,618	6,176,851
Diluted	6,402,686	6,212,856

Supplementary Financial Data

Net written premiums	$32,293	$31,488

Book value per common share	$25.63	$22.21

GAAP combined ratio	96.5%	98.4%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Year Ended
	December 31,
	2009	2008
	(unaudited)

Net premiums earned	$140,413	$152,577
Investment income, net of investment expenses	14,198	13,936
Realized investment (losses) gains	621	(7,072)
Other revenue	2,080	2,021
Total revenue	157,312	161,462

Losses and loss adjustment expenses	86,142	95,219
Amortization of deferred policy acquisition costs	38,805	41,684
Other expenses	12,090	12,851
Interest expense	1,423	1,318
Total expenses	138,460	151,072

Income before income taxes	18,852	10,390
Income taxes	5,031	2,156

Net income	$13,821	$8,234

Net income per common share:
Basic	$2.23	$1.32
Diluted	$2.18	$1.30

Weighted average number of shares outstanding:
Basic	6,211,623	6,217,092
Diluted	6,345,164	6,343,522

Supplementary Financial Data

Net written premiums	$137,830	$147,352

GAAP combined ratio	97.6%	98.1%

Consolidated Balance Sheet
(in thousands, except share amounts)

	December 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$365,464	$334,087
Equity securities, at fair value	9,484	10,203
Total investments	374,948	344,290
Cash and cash equivalents	39,927	37,043
Premiums receivable	36,405	34,165
Reinsurance receivable	79,599	86,443
Prepaid reinsurance premiums	5,871	7,096
Deferred policy acquisition costs	18,876	20,193
Accrued investment income	4,287	3,901
Property and equipment, net	21,516	16,144
Deferred income taxes	4,941	9,814
Goodwill	5,416	5,416
Other assets	3,568	4,481
Total assets	$595,354	$568,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$311,348	$304,000
Unearned premiums	76,601	80,408
Accounts payable and accrued expenses	12,150	13,283
Other reinsurance balances	12,386	11,509
Trust preferred securities	15,592	15,576
Advances under line of credit	3,000	3,000
Other liabilities	4,069	3,940
Total liabilities	$435,146	$431,716

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,074,333 shares, outstanding 6,883,498 and 6,801,095 shares	—	—
Additional paid-in capital	$72,139	$71,369
Accumulated other comprehensive income	12,220	2,494
Retained earnings	86,101	74,138
Unearned ESOP shares	(1,878)	(2,505)
Treasury Stock, 632,076 and 621,773 shares	(8,374)	(8,226)
Total stockholders’ equity	160,208	137,270
Total liabilities and stockholders’ equity	$595,354	$568,986